Exhibit 99.1

COMMUNITY HEALTH SYSTEMS ANNOUNCES DEFINITIVE AGREEMENT

TO SELL OWNERSHIP INTEREST IN CEDAR PARK REGIONAL MEDICAL CENTER IN TEXAS

FRANKLIN, Tenn. (April 15, 2025) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have entered into a definitive agreement to sell their collective 80% ownership interest in Cedar Park Regional Medical Center and certain ancillary businesses located in Cedar Park, Texas, to subsidiaries of Ascension Health for $460 million in cash, subject to certain net working capital and other adjustments. Ascension Health currently holds a minority ownership interest in Cedar Park Regional Medical Center and will purchase the remaining interest through this transaction.

The transaction is expected to close late in the second quarter or early in the third quarter of 2025, subject to regulatory approvals and closing conditions.

This transaction is among the additional potential divestitures discussed on the Company’s fourth quarter and end of year 2024 earnings call and in subsequent public appearances.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 36 distinct markets across 14 states. The Company’s subsidiaries own or lease 72 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

President and Chief Financial Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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